Exhibit 23.2

Consent of Ryder Scott Company, L.P.

                We consent to the reference to our firm and to the reserve review performed by our firm in connection with the proved oil and gas reserve report of Cimarex Energy Co. dated December 31, 2005, in the Annual Report on Form 10-K of Cimarex Energy Co. for the fiscal year ended December 31, 2005.

March 6, 2006

/s/ Ryder Scott Company, L.P.

Ryder Scott Company, L.P.